Exhibit 10.3

                           CHANGE IN CONTROL AGREEMENT

      This CHANGE IN CONTROL AGREEMENT (this "Agreement") is made as of May 1, 2003, between KCS ENERGY, INC., a Delaware corporation whose principal place of business is located at 5555 San Felipe, Suite 1200, Houston, Texas 77056 (the "Company") and FREDERICK DWYER (the "Executive"). This Agreement replaces and supercedes the Agreement dated August 1, 2001.

The Company and the Executive agree as follows:

      1.    RECITALS.

            1.1   The Executive is employed by the Company.

            1.2 The Company recognizes that a Change in Control of Company may occur.

            1.3 The Company desires to induce the Executive to remain in the employ of the Company and to assure the Executive of a fair severance payment should his employment terminate under certain circumstances following a Change of Control

      2.    SEVERANCE ARRANGEMENT.

            2.1. Termination By Company or Executive. If within two (2) years following a Change in Control the Executive's employment with the Company is terminated (i) by the Company for any reason other than for Cause, death or permanent disability or (ii) by the Executive for Good Reason, then:

                  2.1.1. Cash Payment. The Company shall Pay to Executive: (i) an amount equal to one (1) times the greater of (a) the Executive's annual base salary in effect as of the Termination Date or (b) the Executive's annual base salary in effect immediately preceding the Change in Control; plus (ii) an amount equal to one (1) times the greater of (a) the amount of any cash bonus payable to the Executive for the year in which the Termination Date falls (provided that if the Executive's bonus for such year has not been determined as of the Termination Date, then the amount of the bonus shall be determined as if the Executive earned 100% of the targeted bonus for such year) or (b) the amount of any cash bonus paid to the Executive for the year immediately preceding the year in which the Change in Control occurs; plus (iii) the amount of any earned but unpaid salary as of the Termination Date; plus (iv) a pro rata amount of the Executive's targeted bonus for the year in which the Termination Date falls; plus (v) the amount of any accrued but unpaid vacation pay through the Termination Date.

                  2.1.2. Stock Options and Restricted Stock. Any stock options or restricted stock granted to the Executive by the Company as of the Termination Date shall immediately vest and any stock options remain exercisable until the later of (i) one (1) year from the Termination Date or (ii) the date on which such options may be exercised pursuant to the employee stock option plan under which they were granted.

                  2.1.3. Insurance Benefits. The Company shall continue to maintain and pay the premiums for the Executive's medical and life insurance with coverage which is substantially similar to the coverage in effect as of the Termination Date

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      until the earlier of (i) the first anniversary of the Termination Date or
      (ii) the date the Executive becomes employed by another employer and is entitled to substantially similar benefits under such employer's benefit plan. If continued coverage is not permitted under the Company's insurance plans, then the Company will (a) provide the Executive with substantially similar insurance through another insurance carrier or (b) reimburse the Executive for the full cost of obtaining such insurance.

            2.2. Termination Due to Death, Disability or Cause. The Executive shall not be entitled to any of the payments or benefits provided under Section
2.1 in the event that the Termination Date occurs by reason of the Executive's death or permanent disability or if the Executive's employment with the Company is terminated for Cause.

      3. PAYMENT TERMS.

      All payments to the Executive required to be made pursuant to Section
      2.1.1 shall be paid by the Company within five (5) days after the Termination Date and all payments to the Executive required to be made under clause (b) of the last sentence of Section 2.1.3 shall be paid within five (5) days of Executive's furnishing the Company with evidence of the cost of such insurance, in each case, by wire transfer or Company check at the Executive's option. All payments required to be made to the Executive pursuant to this Agreement shall be subject to the withholding of such payroll taxes as may be required by law.

      4. DEFINITIONS.

      As used in the Agreement, the following terms shall have the indicated meanings:

            4.1. "Change in Control": The first to occur of any of the following events: (i) Any "person" (as the term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an executive benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% of the combined voting power of the Company's then outstanding securities; (ii) Individuals who are members of the Board on the date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement in replacement for a director who has died or become disabled and whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under an Incumbent Board shall be considered a member of the Incumbent Board; (iii) A merger or consolidation of the Company with any other corporation or other business entity, other than a merger or consolidation which would result in the combined voting power of the Company's securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) A sale or disposition by the Company of all or substantially all of the Company's assets.

            4.2. "Cause": The occurrence of any of the following events:

                  (i) The commission by the Executive of an act of willful misconduct in any material respect including, but not limited to, the willful violation of any material law, rule, regulation or cease and desist order applicable to the Executive or the Company (other

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than a law, rule or regulation relating to a minor traffic violation or similar offense), or an act which constitutes a breach of a fiduciary duty to or related to the Company.

                  (ii) The commission by the Executive of an act of dishonesty related to the performance of the Executive's duties, habitual unexcused absence from work, willful failure to perform duties in any material respect (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or disability), or gross negligence in the performance of duties resulting in damage or injury to the Company, its reputation or goodwill; or

                  (iii) Any felony conviction of the Executive or any conviction involving dishonesty, fraud or breach of trust (other than for a minor traffic violation or similar offense), whether or not in the line of duty.

            4.3. "Good Reason": The occurrence of any of the following events without the consent of the Executive which remain in effect ten (10) days after the Company receives written notice of any such event from the Executive:

                  (i) Any material diminution of the Executive's position with the Company including the Executive's title and responsibilities;

                  (ii) Any reduction in the Executive's annual base salary or targeted bonus compensation; or

                  (iii) The Company's requiring the Executive to be based at any office location further than fifty (50) miles from the Executive's office location as of the date of the Agreement.

            4.4. "Termination Date": (i) The date on which the Company receives written notice (or any later date specified in such notice) that the Executive's employment with the Company is terminated for Good Reason; or (ii) the date on which the Executive receives written notice (or any later date specified in such notice) that the Executive's employment is terminated by the Company other than for Cause.

      5. EFFECTIVENESS OF AGREEMENT. The Executive shall be entitled to the benefits afforded to him under this Agreement only if a Change in Control occurs on or before August 1, 2004. If a Change in Control occurs after that date, this Agreement shall have no force or effect.

      6. RELEASE OF CLAIMS. No payments shall be made to the Executive under this Agreement under paragraphs 2.1.1 (i), 2.1.1 (ii), 2.1.1 (iv), 2.1.2 and
    2.1.3 unless and until the Executive shall sign and deliver to the Company an agreement in a form reasonably satisfactory to the Company pursuant to which the Executive agrees to release all claims he may have against the Company other than claims arising under this Agreement and claims with respect to the reimbursement of business expenses or with respect to benefits which are to continue in effect in accordance with the terms of this Agreement.

      7. MISCELLANEOUS PROVISIONS.

            7.1. No Mitigation. The Executive shall not be required to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which the Executive is entitled under this Agreement. The amount of such payments and benefits shall not be reduced by any compensation or

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benefits received by the Executive from other employment other than with respect to the insurance benefits as provided in the Section 2.1.3.

            7.2. No Employment Agreement. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive, or as a right of the Executive to continue in the employ of Company, or as a limitation of the right of Company to discharge the Executive with or without Cause. The Executive is employed at will and his employment may be terminated by the Company at any time with or without Cause.

            7.3 Eligibility for Standard Severance. If the Executive receives severance pursuant to Section 2 of this Agreement, the Executive will not be eligible to receive a severance payment under KCS' standard severance pay policy (as then existing as set forth in the KCS Energy, Inc. Employee Handbook).

            7.4 Retention Bonus. If the Executive becomes entitled to payments under paragraphs 2.1.1 (i), 2.1.1 (ii) and 2.1.1 (iv) of this Agreement after payment of the Retention Bonus pursuant to the KCS Energy, Inc. 2002 Officer Retention Plan, payments under paragraphs 2.1.1 (i), 2.1.1 (ii) and 2.1.1 (iv) will be reduced by the amount of the Retention Bonus.

            7.5 Amendments. This Agreement shall not be amended or modified in any way unless such amendment or modification is in writing and signed by the Company and the Executive.

            7.6 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive concerning the subject matter hereof and supersedes any prior or contemporaneous agreement, written or oral, with respect to the same subject matter.

            7.7 Binding Effect. This Agreement is binding on the Company and the Executive and their respective successors in interest and, as applicable, personal representatives and beneficiaries.

            7.8 Governing Law. This Agreement is made and delivered in the State of Texas, and shall be governed by and construed according to Texas law.

Both parties accept and agree that this Agreement replaces and supercedes the Agreement dated August 1, 2001.

                                                 KCS ENERGY INC.


                                                 By: /s/ James W. Christmas
                                                 -------------------------------
                                                     James W. Christmas
                                                     Chief Executive Officer

                                                 /s/ Frederick Dwyer
                                                 -------------------------------
                                                 FREDERICK DWYER


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